Exhibit 99

FOR IMMEDIATE RELEASE

Thomas “Tony” K. Brown Elected to 3M Board of Directors

ST. PAUL, Minn.—August 12, 2013—3M (NYSE: MMM) announced today that Thomas “Tony” K. Brown, retired group vice president of Global Purchasing, Ford Motor Co., has been elected to 3M’s Board of Directors, effective August 12, 2013.

Brown, 57, became Ford’s group vice president of Global Purchasing in 2008, with responsibility for approximately $90 billion of production and non-production procurement for Ford operations worldwide. He joined Ford in 1999 from United Technologies Corp., where he was vice president of Supply Management. Prior to his leadership role at United Technologies, Brown was executive director of corporate purchasing and transportation for QMS Inc., a maker and provider of networked enterprise printing solutions.

“We are extremely pleased to welcome Mr. Brown to our board,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “He is a talented and proven business leader, and will bring valuable insight and global purchasing management and supply chain experience to the board and our company.”

Active in the global business community, Brown served on several nonprofit boards, including Business for Social Responsibility, chairman of the board for the Michigan Minority Supplier Development Council, and the American Red Cross. He currently serves on the executive advisory boards of the Boys and Girls Clubs of Metropolitan Detroit, and Focus: HOPE, and is chairman of the Michigan Disabled Veterans Roundtable. Brown has been honored by Rainbow/PUSH with the “Keep Hope Alive” award, and by the National Action Network as a recipient of the “Keeper of the Dream” award.

About 3M
3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better. 3M is the innovation company that never stops inventing. With $30 billion in sales, 3M employs 88,000 people worldwide and has operations in more than 70 countries.

Contacts:
Investor Contacts:
Matt Ginter, 651-733-8206
Bruce Jermeland, 651-733-1807

Media Contact:
Donna Fleming Runyon, 651-736-7646